Exhibit 23.3

Consent of Independent Auditor

We hereby consent to the use in this Registration Statement on Form S-4MEF of our report dated October 31, 2023, relating to the financial statements of EMI Solutions, Inc. for the years ended June 30, 2023 and 2022, which is contained in the proxy statement/prospectus constituting a part of Amendment No. 3 to the Registration Statement on Form S-4 (No. 333-271197) incorporated by reference in this Registration Statement.

We also consent to the reference to us under the caption “Experts” in the joint proxy statement/prospectus constituting a part of Amendment No. 3 to the Registration Statement on Form S-4 (No. 333-271197) incorporated by reference in this Registration Statement.

/s/ Macias Gini O’Connell LLP

Irvine, California

November 30, 2023